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                                                        EXHIBIT 5

                SERVICEMASTER LIMITED PARTNERSHIP
                      One ServiceMaster Way
                 Downers Grove, Illinois 60515




October 4, 1994



To:  Securities and Exchange Commission
     Washington, D.C.

          Re:  ServiceMaster Limited Partnership
               Registration Statement on Form S-8
               for the ServiceMaster 1994 Non-
               Employee Directors Share Option
               Plan

     I am Senior Vice President and General Counsel of ServiceMaster Limited Partnership, a Delaware limited partnership (the "Partnership"), and, in that capacity I am familiar with the registration under the Securities Act of 1933 on the captioned registration statement (the "Registration Statement") of the partnership Shares (the "Partnership Shares") and options to purchase those Shares to be offered and issued by the Partnership pursuant to the ServiceMaster 1994 Non-Employee Directors Share Option Plan (the "Plan"). The Partnership Agreement governing the Partnership is herein called the "Partnership Agreement."

     The opinions contained in this letter are limited to the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, section 17-101 et seq., as now constituted (the "Delaware Act") which is the statute under which the Partnership is organized. I express no opinion as to the effect that any other law or governmental requirement might have with respect to the Partnership.

     Based upon and subject to the foregoing, I hereby advise you that in my opinion:

          1. The Partnership is duly organized and validly existing as a limited partnership under the Delaware Act.

          2. The Partnership has the power under the Delaware Act and the Partnership Agreement to issue the Partnership Shares to be purchased pursuant to the terms of the Plan.

          3. Partnership Shares issued by the Partnership upon exercise any option duly authorized and granted under the Plan will upon issuance and payment of all amounts owed to the Partnership under the terms of the option constitute Shares legally issued by the Partnership.

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          4.   The Delaware Act will not permit any assessment to
     be made against the owners of the Partnership Shares issued as contemplated in paragraph 3 except to the extent permitted by
     Section 17-608 of the Delaware Act and except that we express no opinion with respect to whether or to what extent limited liability may exist for any limited partner who is, was, or may become a named general partner in the Partnership or who participates in the control of the Partnership.

     I consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Vernon T. Squires

Vernon T. Squires
Sr. Vice President and
  General Counsel